Exhibit 10.31

Wellington Trust Company, NA

Investment Agreement

For Collective Investment Funds

Investment Agreement dated as of the      day of             , 20     by and between Northern Trust Investments, Inc. as directed trustee (the “Directed Trustee”) on behalf of the Alternative Alpha Fund of the American Bar Association Members/Northern Trust Collective Trust by Northern Trust Investments, Inc. as trustee (the “Participating Trust”) and Wellington Trust Company, National Association (“Wellington Trust” or the “Trustee”), as trustee of the Wellington Trust Multiple Collective Investment Funds Trust II (the “Collective Investment Funds Trust”), a group trust established pursuant to the Amended and Restated Plan and Declaration of Trust, dated June 15, 1999, and most recently amended and restated as of September 1, 2010 (the “Amended and Restated Plan and Declaration of Trust”), which is attached hereto as Exhibit A. By execution of this Investment Agreement, the Participating Trust and the Trustee hereby agree to the following terms and conditions with respect to the investment of assets of the Participating Trust in the Collective Investment Funds Trust:

Section 1

Definitions

Wherever used in this Investment Agreement, unless the context clearly indicates otherwise, the following words shall have the following meanings:

“Fund” means: one of the separate investment funds established and maintained in the United States pursuant to Article II of the Amended and Restated Plan and Declaration of Trust.

“Qualified Trust” means:

(a) a trust which forms part of an employee stock bonus, pension, profit-sharing, or other employee benefit plan: (1) that is exempt from taxation under Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of qualifying under Section 401(a) of the Code (or corresponding sections of amendments thereto or statutes enacted hereafter) and, if such trust covers one or more self-employed individuals within the meaning of Section 401(c)(1)

of the Code, that satisfies the applicable requirements of the Securities Act of 1933 or Rule 180 of the Securities and Exchange Commission thereunder, or any successor ruling, regulation or similar pronouncement, regarding participation by such plan in a collective investment trust; and (2) that is permitted by existing or future rulings of the United States Internal Revenue Service or any successor entity (the “Internal Revenue Service”), to pool its funds in a “group trust” under Internal Revenue Service Revenue Ruling 81-100; and (3) that is maintained pursuant to a plan or trust instrument that specifically authorizes it to participate in collective or commingled trust funds generally; and (4) that is maintained pursuant to a plan or trust instrument that specifically or in substance and effect adopts as a part of the plan of which such trust is a part the declarations of trust or other governing instruments under which collective or commingled trust funds in which such plan participates generally are maintained; and (5) of which Wellington Trust is acting as trustee, co-trustee, agent, or managing agent; or

(b) an eligible governmental plan trust or custodial account under Section 457(b) of the Code: (1) that is exempt from Federal income taxation under Section 457(g) of the Code; and (2) that is maintained pursuant to a plan, trust or custodial instrument or under statutes or regulations that specifically authorize it to participate in collective or commingled trust funds generally; and (3) that is maintained pursuant to a plan, trust or custodial instrument or under statutes or regulations that specifically or in substance and effect adopt as part of the plan of which such trust or custodial account is a part the declarations of trust or other governing instruments under which collective or commingled trust funds in which such plan participates generally are maintained; and (4) of which Wellington Trust is acting as trustee, co-trustee, agent, or managing agent; or

(c) any common, collective, or commingled trust fund, including, but not limited to, any such fund maintained by the Trustee: (1) that consists solely of the assets of trusts and plans described in subsections (a) and (b) above; and (2) that is exempt from Federal income taxation under Section 501(a) of the Code by reason of qualifying as a “group trust” under Internal Revenue Service Revenue Ruling 81-100; and (3) that is maintained pursuant to an instrument that specifically authorizes it to participate in collective or commingled trust funds generally; and (4) that is maintained pursuant to an instrument that specifically or in substance and effect adopts as a part thereof the declarations of trust or other governing instruments under which collective or commingled trust funds in which such fund participates generally are maintained; and (5) of which Wellington Trust is acting as trustee, co-trustee, agent, or managing agent; or

(d) a segregated asset account maintained by a life insurance company that consists solely of assets of investors that individually satisfy the requirements of Section 1(a), (b) or (c) above.

Wellington Trust Company, NA	1 of 5	VERSION 10/19/2010

“Participating Trust Fiduciary” means: the person or persons who control the investments of the Participating Trust, exclusive of Wellington Trust, Wellington Management Company, LLP, and any person who is affiliated with Wellington Trust or Wellington Management Company, LLP.

“ERISA” means: the Employee Retirement Income Security Act of 1974, and any amendments thereto.

“Non-Exempt Prohibited Transaction” means: any transaction that would be prohibited under Section 406 of ERISA, or Section 4975 of the Code, for which no statutory, regulatory or administrative exemption is available.

Section 2

Qualification of the

Participating Trust/

Notification of

Disqualification

The investment in any one or more Funds forming a part of the Collective Investment Funds Trust is conditioned upon the Participating Trust being a Qualified Trust that, with the consent of the Trustee, has executed an Investment Agreement acceptable to the Trustee.

Simultaneous with the execution of this Investment Agreement, the Participating Trust will furnish to the Trustee a copy of the determination letter issued by the Internal Revenue Service pursuant to which its exemption from taxation has been granted, or such evidence that the Trustee deems sufficient to indicate that the Participating Trust is a Qualified Trust.

As soon as is reasonably practicable after the receipt by the Participating Trust Fiduciary of a notice of determination from the Internal Revenue Service, or otherwise, that the Participating Trust is no longer exempt from taxation as specified above, or after the agreement under which the Participating Trust is administered has been amended or altered so as to no longer permit investment in the Collective Investment Funds Trust, the Participating Trust will withdraw from any and all Funds, and such withdrawal shall be effected in accordance with the provisions of Article V of the Amended and Restated Plan and Declaration of Trust.

Section 3

Appointment;

Representations, Warranties

and Acknowledgements

by the Participating Trust

Fiduciary

The Participating Trust Fiduciary hereby represents and warrants that the Participating Trust (a) is administered under a plan, an agreement or a statute which authorizes all or part of the assets of the Participating Trust to be commingled for investment purposes with the assets of other qualified trusts by investing such assets in a collective investment trust; and (b) is a Qualified Trust, as defined herein. By execution of this Investment Agreement, the Participating Trust Fiduciary appoints the Trustee as an investment manager, within the meaning of ERISA, with respect to any assets of the Participating Trust invested in the Collective Investment Funds Trust.

The Participating Trust Fiduciary acknowledges that the Funds are intended to be long-term investment vehicles and are not designed to provide investors with a means of speculating on short-term market movements.

A pattern of frequent acquisitions and dispositions of units of beneficial interest in the Collective Investment Funds Trust can be disruptive to efficient management of the Funds. Accordingly, if the Trustee determines in its sole discretion that the Participating Trust (or any participants in the Participating Trust) is or may be following a market-timing strategy or is otherwise engaging in excessive trading, the Trustee reserves the right to reject or restrict acquisition or disposition requests from such Participating Trust (or participants in such Participating Trust).

The Participating Trust Fiduciary represents and warrants that the person(s) signing this Investment Agreement on behalf of the Participating Trust is (or are) duly authorized to enter into this Agreement and that the Participating Trust intends to and shall be bound by this Agreement.

The Participating Trust Fiduciary will notify the Trustee promptly if any of its representations and warranties in this Section 3 ceases to be true.

Section 4

Acceptance of Appointment;

Representations and

Warranties by the Trustee

By execution of this Investment Agreement, the Trustee accepts appointment as investment manager and agrees to manage, supervise and direct the investments of the Participating Trust pursuant to the provisions of this Investment Agreement. The Trustee agrees to discharge its duties under this Investment Agreement solely in the interest of and for the exclusive purpose of providing benefits to the

Participating Trust’s participants and beneficiaries.

The Trustee represents and warrants that: (a) it is a national bank, duly organized and validly existing under the laws of the United States; (b) it has all requisite power to carry out its duties and obligations hereunder; and (c) it is exempt from registration under the Investment Advisers Act of 1940, as amended.

In addition, the Trustee represents and warrants that, with respect to any assets of the Participating Trust invested in the Collective Investment Funds Trust: (a) it is an “investment manager,” as that term is defined in section 3(38) of ERISA; (b) it is a “fiduciary,” within the meaning of section 3(21) of ERISA, and is familiar with and will comply with the fiduciary responsibility provisions of Title I, Subtitle B, Part 4 of ERISA, and any other applicable provisions of ERISA, in the performance of its obligations under this Investment Agreement; (c) it meets the definition of “qualified professional asset manager” (“QPAM”) set out in Section V(a) of the US Department of Labor Prohibited Transaction Class Exemption 84-14, as amended; and (d) it will comply with section 404(b) of ERISA and will not engage in any transaction that would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code unless exempt therefrom by reason of Section 408 of ERISA or a regulatory, administrative or other statutory exemption.

The Trustee further represents and warrants that there are no regulatory or legal actions pending against the Trustee, the Collective Investment Funds Trust, or any Fund that forms a part thereof (except as

Wellington Trust Company, NA	2 of 5	VERSION 10/19/2010

specifically disclosed in writing), that would be reasonably likely to (a) have a material adverse impact upon any Fund or its operations, or (b) impair the ability of the Trustee to perform its obligations under this Investment Agreement.

The Trustee will notify the Participating Trust promptly if any of its representations and warranties in this Section 4 ceases to be true.

Section 5

Standard of Care

The Trustee shall discharge its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Unless the Trustee (or its agent, assignee or delegee) has not so acted or has otherwise violated the provisions of ERISA or other applicable law, the Trustee shall not be subject to any liability to the Participating Trust or to any other person or entity for any act or omission of itself or of any other person or entity in the course of or connected with performing its obligations under this Investment Agreement.

Section 6

Administration and

Management of the

Collective Investment Funds

Trust

It is understood and agreed that the Trustee is the Trustee of the Collective Investment Funds Trust and any Funds which form a part thereof, and that the Trustee shall administer such Funds in accordance with the provisions of the Amended and Restated Plan and Declaration of Trust. The Trustee anticipates retaining the services of one or more of the Trustee’s affiliates as an investment adviser(s) or an investment manager(s), to assist it in the investment of assets of the Funds, such investment adviser(s) or investment manager(s) to be compensated by either the Trustee or the Funds for such services. The Trustee is also authorized to retain the services of an investment adviser(s) or an investment manager(s) that is not affiliated with the Trustee, to assist it in the investment of assets of the Funds, such investment adviser(s) or investment manager(s) to be compensated by either the Trustee or the Funds for such services. Absent extraordinary circumstances, the Trustee will provide advance written notice to the Participating Trust in the event the Trustee engages an unaffiliated investment adviser or investment manager with respect to a Fund in which the Participating Trust is invested.

Although the Trustee is authorized to engage investment adviser(s) or an investment manager(s) with respect to the Funds, the Trustee shall remain responsible to the Participating Trust for performance of its obligations under this Investment Agreement.

The Statement of Characteristics with respect to any Fund into which the Trustee is directing the investment of the Participating Trust’s assets shall be attached hereto as Exhibit(s) B. The Trustee shall invest and reinvest the Participating Trust’s assets only pursuant to the relevant Statement(s) of Characteristics. The Statement of Characteristics for a

Fund may be amended from time to time as the Trustee in its sole discretion shall deem necessary or appropriate. The Trustee will provide prompt notice of any amendments to the Statement of Characteristics of a Fund in which the Participating Trust is invested. Under normal circumstances, the Trustee will provide at least thirty (30) days advance written notice of any material changes to the Statement of Characteristics for such Funds. However, in unusual market conditions or in response to changes in applicable law or other unanticipated events, the Trustee may make material changes to the Statement of Characteristics without advance notice, in a manner consistent with the Trustee’s duties to the relevant Fund and its participants under the Plan and Declaration of Trust and to the Participating Trust under this Investment Agreement.

Section 7

Disclosure of Certain

Information by the

Participating Trust;

Notifications and Disclosure

of Information by the

Trustee

Prior to or simultaneous with the execution of this Investment Agreement, and thereafter upon request by the Trustee from time to time, the Participating Trust shall disclose such information, including but not limited to financial statements, that the Trustee reasonably requests to enable the Trustee to determine whether the Collective Investment Funds Trust or any Fund which forms a part thereof has entered into a Non-Exempt Prohibited Transaction, or to enable the Trustee to avoid entering into such a transaction. If such information reveals to the Trustee that assets, liabilities, transactions, agreements, obligations or undertakings on behalf of a Participating Trust would result, or has resulted, in the Collective Investment Funds Trust or any Fund being treated as having entered into a Non-Exempt Prohibited Transaction, then the Participating Trust and the Trustee hereby agree to cooperate in good faith to find a resolution to enable the Collective Investment Funds Trust or any Fund to comply with relevant provisions under ERISA, which may include one or more statutory, regulatory or administrative prohibited transaction exemptions, and which may require the Participating Trust to withdraw some or all of its interest in the Collective Investment Funds Trust or any Fund.

The Trustee will timely provide such information as it may be required to disclose or report to the Participating Trust under ERISA. In addition, the Trustee will provide information regarding the Collective Investment Funds Trust as reasonably requested by the Participating Trust in connection with the Participating Trust’s compliance with disclosure requirements applicable to it under ERISA.

The Trustee shall provide prompt notice to the Participating Trust of any material changes in the key investment personnel involved in managing a Fund in which the Participating Trust invests.

Section 8

Admissions and

Withdrawals; Prohibitions

on Transfer

Admissions to and withdrawals from any one or more Funds shall be effected in

Wellington Trust Company, NA	3 of 5	VERSION 10/19/2010

accordance with the provisions of Article V of the Amended and Restated Plan and Declaration of Trust.

To the extent that the Participating Trust is investing in a Fund that has cash flows only on a monthly basis, the Participating Trust directs the Trustee to invest cash received pending investment in a Fund into the short term investment fund set forth on Exhibit D attached hereto (the “short term investment fund”), if applicable. The Trustee will not charge a separate fee with respect to the cash invested in the short term investment fund.

Units of beneficial interest in the Collective Investment Funds Trust shall not be assignable and no Participating Trust shall assign, transfer, pledge or otherwise encumber any or all of its interest in the Collective Investment Funds Trust, other than upon withdrawal in accordance with the provisions of Article V of the Amended and Restated Plan and Declaration of Trust.

Section 9

Amendments; Termination

This Investment Agreement may be amended only with the prior written approval of both parties; provided, however, that the Trustee may amend the Statement of Characteristics for a Fund simply upon written notice of such amendment provided to the Participating Trust.

This Investment Agreement shall continue in effect until

terminated by either party by giving written notice to the other party at least thirty (30) days prior to the date of termination, or such shorter notice period as agreed to by the parties.

Section 10

Compensation

The Trustee shall be entitled to receive compensation for its services rendered under this Investment Agreement, in accordance with the provisions of Exhibit(s) C to this Investment Agreement. Fees charged to different Participating Trusts may vary.

Section 11

Confidentiality; Public

Disclosures

The Trustee, the Participating Trust, and the Participating Trust Fiduciary acknowledge and agree that during the term of this Investment Agreement each may have access to information that is proprietary and/or confidential to the other or their respective affiliates (“Confidential Information”). The parties agree that their respective officers and employees shall treat all such Confidential Information as confidential and proprietary and will not use or disclose Confidential Information for any purpose other than in connection with the exercise of their responsibilities under this Investment Agreement, except in the following circumstances: (a) where any Confidential Information is made publicly available other than in breach of this Investment Agreement; (b)

where the disclosing party has obtained the other party’s consent; and (c) where disclosure is required by applicable law or requested by any governmental or regulatory authority that may have jurisdiction over the disclosing party, in which case such party shall request confidential treatment of the information disclosed whenever possible.

As applicable, the Trustee acknowledges and understands that the Participating Trust may be subject to local or state “Freedom of Information Act” laws, similar laws or regulations requiring public disclosures, or other state and local reporting requirements that may obligate the Participating Trust to disclose information or produce records or documentation in its possession related to the Participating Trust, this Investment Agreement, the Trustee, and/or a Fund in which the Participating Trust is invested. The Participating Trust agrees to assert any available exemption from such disclosure or reporting requirements, so as to maintain the confidentiality of such information to the fullest extent possible, but makes no representation that any specific information will be deemed to be exempt from such disclosure or reporting requirements. The Trustee shall not make any claim against the Participating Trust if, after consultation with the Trustee, the Participating Trust makes available to the public any report, notice or other information the Participating Trust received from the Trustee which was required to be made public by the Participating Trust pursuant to such local or state law requirements.

Notwithstanding any confidentiality obligation in this Section 11, the Participating Trust and the Participating Trust Fiduciary may disclose the tax treatment and tax structure of the Funds.

Section 12

Construction of the

Agreement

To the extent that state laws shall not have been preempted by the provisions of ERISA, regulations of the Office of the Comptroller of the Currency or any other laws of the United States heretofore or hereafter enacted, as the same may be amended, the rights and obligations of the parties hereunder shall be enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 13

Notice

Any notice, advice or report to be given pursuant to this Investment Agreement shall be delivered in person or sent by certified or registered mail, overnight courier service, by facsimile (with receipt confirmed) or through other electronic means to the parties as set forth below, or to such other place as is designated by any party in writing.

Wellington Trust Company, NA	4 of 5	VERSION 10/19/2010

SIGNATURES

In Witness Whereof, the Participating Trust (or its agent) and the Trustee have executed this Investment Agreement as of the day and year first set forth above.

Participating Trust: The Alternative Alpha Fund of the American Bar Association Members/Northern Trust Collective Trust by Northern Trust Investments, Inc, as trustee

Trustee: Wellington Trust Company, NA

By:	Date:	By:	Date:
Authorized Signatory: Thomas Benzmiller		Authorized Signatory:
Title: Senior Vice President, Northern Trust Investments, Inc.		Title:

NOTICES

To Participating Trust at:	To the Trustee at:

Northern Trust Global Advisors	Wellington Trust Company, NA
181 West Madison	280 Congress Street
Chicago, IL 60603	Boston, Massachusetts 02210
Attention: Thomas Benzmiller	Attention: Legal and Compliance
Telephone: (312) 557-3322	Telephone: (617) 951-5500
Facsimile:	Facsimile: (617) 790-7760

Wellington Trust Company, NA	5 of 5	VERSION 10/19/2010